SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             JACOBSON STORES INC.
               (Name of Registrant as Specified In Its Charter)

                             JACOBSON STORES INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] 500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.
        1)   Title of each class of securities to which transaction applies:
        2)   Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        4)   Proposed maximum aggregate value of transaction:


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

                             JACOBSON STORES INC.







                                    NOTICE

                                      OF

                                ANNUAL MEETING

                                     AND

                               PROXY STATEMENT

                             JACOBSON STORES INC.
                  3333 Sargent Road, Jackson, Michigan 49201
                NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                                 May 25, 1995

                            TO THE SHAREHOLDERS OF
                            JACOBSON STORES INC.:


     The 1995 Annual Meeting of Shareholders of Jacobson Stores Inc. will be held at the corporate offices, 3333 Sargent Road, Jackson, Michigan 49201, on Thursday, May 25, 1995, at 11:30 a.m., local time, for the following purposes:

      (1)    To elect Kathleen McCree Lewis, Michael T. Monahan, Richard
      Z. Rosenfeld, and James L. Wolohan as Class III Directors, to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified;

      (2)    To consider and act on a proposal to appoint Arthur
      Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending January 27, 1996; and

      (3) To transact any other business that may properly come before the meeting or any adjournments thereof.

     Common shareholders of record at the close of business on March 27, 1995 will be entitled to notice of and to vote at the meeting.

     Your attention is directed to the proxy statement submitted with this notice.

                                         By order of the Board of Directors,

                                         RICHARD Z. ROSENFELD, Secretary

Jackson, Michigan, April 11, 1995.

Shareholders are requested to specify their choice, date, sign and return the enclosed proxy in the enclosed envelope.

                             JACOBSON STORES INC.
                               PROXY STATEMENT
                                     FOR
                     1995 ANNUAL MEETING OF SHAREHOLDERS


     This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Jacobson Stores Inc. (the "Company") for use at its 1995 Annual Meeting of Shareholders, to be held Thursday, May 25, 1995, at 11:30 a.m., local time, at the corporate offices, 3333 Sargent Road, Jackson, Michigan 49201, and at any adjournments thereof, for the purposes set forth in the accompanying notice. This proxy statement and the enclosed form of proxy are first sent or given to security holders on or about April 11, 1995.

     If the enclosed proxy is properly executed and returned to the Company, all shares represented will be voted in the manner specified. A proxy may be revoked at any time before it is exercised.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of March 1, 1995, 5,779,021-2/3 shares of the Company's Common Stock, par value $1 per share, were outstanding and entitled to vote. (References to outstanding shares exclude treasury shares.) Common shareholders of record at the close of business on March 27, 1995 will be entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each Common share held on the record date. Shares may not be voted cumulatively.

     The following table and the explanation on pages 2-3 provide information as of March 1, 1995 (or, in one case as explained on page 3, December 31, 1994) about each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is its only class of voting securities:

                                         Amount and Nature of
                                         Beneficial Ownership
                                - - - - - - - - - - - - - - - - - - - -
Name and Address of                Sole Voting          Shared Voting        Percent
Beneficial Owner                and/or Investment     and/or Investment      of Class
- - - - - - - - - - -             - - - - - - - - -     - - - - - - - - -      - - - - -
Mark K. Rosenfeld                      1,501            829,020-1/3           14.3
  3333 Sargent Road
  Jackson, Michigan  49201

Robert L. Rosenfeld                   21,600            829,020-1/3           14.7
  4535 Fourth Road North
  Arlington, Virginia
    22203-2342

David A. Rosenfeld                       325            829,020-1/3           14.3
  875 Battery
  San Francisco, California
    94111

David L. Babson & Company, Inc.      363,300            145,200                8.8
  One Memorial Drive
  Cambridge, Massachusetts
    02142-1300

Comerica Bank                        307,199                225                5.3
  One Detroit Center
  Detroit, Michigan  48275

Dimensional Fund Advisors, Inc.      338,650                --                 5.9
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California
    90401

     The following table and explanation provide information as of March 1, 1995 about shares of the Company's Common Stock beneficially owned by each director, each of the five most highly compensated executive officers identified on page 8, and all directors and executive officers as a group.

                                         Amount and Nature of
                                         Beneficial Ownership
                                - - - - - - - - - - - - - - - - - - - -
Name and Address of                Sole Voting          Shared Voting         Percent
Beneficial Owner                and/or Investment     and/or Investment       of Class
- - - - - - - - - - -             - - - - - - - - -     - - - - - - - - -       - - - - -
Herbert S. Amster                   5,250     (2)         5,809                  *
Frank Couzens, Jr.                 15,150     (2)           --                   *
James B. Fowler                    14,829     (3)         1,187                  *
Paul W. Gilbert                     6,000     (3)        17,836     (4)          *
George P. Kelly                     2,500     (5)           --                   *
Herman S. Kohlmeyer, Jr.            7,500     (2)       206,000-2/3             3.7
Kathleen McCree Lewis               2,500     (6)           --                   *
Patricia Shontz Longe               5,500     (2)           --                   *
Robert L. Moles                     6,362     (7)           --                   *
Michael T. Monahan                  4,000     (2)           --                   *
Philip H. Power                     4,300     (2)           --                   *
Mark K. Rosenfeld                   1,501               829,020-1/3 (8)        14.3
Richard Z. Rosenfeld              101,354     (9)        40,710                 2.5
Robert L. Rosenfeld                21,600               829,020-1/3 (8)        14.7
James L. Wolohan                    2,500     (6)           --                   *
All directors and executive       209,106-1/3 (10)    1,103,206     (11)       22.5
  officers (18 persons
  including those named
  above)

* Less than 1% of the class

 (1) Includes shares owned by spouse and/or children if the named individual has or shares voting power and/or investment power.
 (2)  Includes 3,000 shares that may be acquired on exercise of options.
 (3) Includes 3,000 shares that may be acquired on exercise of options which are currently exercisable and 3,000 shares that may be acquired on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995.
 (4) Includes 1,836 shares that may be acquired on conversion of debentures.
 (5) Includes 2,500 shares that may be acquired on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995.
 (6)  Includes 1,500 shares that may be acquired on exercise of options.
 (7) Includes 1,500 shares that may be acquired on exercise of options which are currently exercisable and 1,500 shares that may be acquired on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995.
 (8) Includes 3,500 shares that may be acquired by Mark K. Rosenfeld on exercise of options which are currently exercisable and 5,000 shares which may be acquired by Mark K. Rosenfeld on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995, 3,000 shares that may be acquired by Robert L. Rosenfeld on exercise of options, and 459 shares that may be acquired by Mark K. Rosenfeld or his wife as custodian and by his adult son on the conversion of debentures.
 (9)  Includes 1,000 shares that may be acquired on exercise of options.
(10) Includes 33,000 shares that may be acquired on exercise of options which are currently exercisable and 13,250 shares that may be acquired on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995.
(11) Includes 6,500 shares that may be acquired on exercise of options which are currently exercisable, 5,000 shares that may be acquired on exercise of options for which the exercise right will not vest within 60 days after March 1, 1995, and 2,295 shares that may be acquired on the conversion of debentures.

     Information about beneficial ownership, set forth in the stock ownership tables, is based on information furnished by the shareholder, director, or executive officer.

     The following additional information is furnished in explanation of the stock ownership tables:

     261,265-1/3 shares of Common Stock registered in the names of Robert L. Rosenfeld individually and as trustee, and his wife, 256,329 shares in the names of David A. Rosenfeld and his wife, and 299,467 shares in the names of Mark K. Rosenfeld and his wife individually and as trustee or custodian, and an adult son of Mark K. Rosenfeld, are subject to a Voting and Transfer Restriction Agreement. Irrevocable proxies have been signed by which any two of the three brothers may vote all shares subject to the Agreement. The transfer of the shares is restricted by the terms of the Agreement. The Agreement continues until December 31, 2000, unless it is terminated earlier according to its terms. Each party disclaims any beneficial interest in the shares owned by his brothers and the wife, trusts and issue of his brothers. All shares subject to the Agreement, as well as 11,959 shares that may be acquired on exercise of options and conversion of debentures, as referred to in note (8) above, are shown in the stock ownership tables as beneficially owned by each of the brothers, but are counted only once in the total for all directors and executive officers.

     45,279 shares of Common Stock are held by Richard Z. Rosenfeld as trustee under revocable Trust Agreement dated December 14, 1968, established by Jacques A. Preis. Richard Z. Rosenfeld disclaims any beneficial interest in the shares, but they are shown as beneficially owned by him.

     As of March 1, 1995, David L. Babson & Company, Inc., a registered investment adviser, exercised investment discretion with respect to 508,500 shares of the Company's Common Stock which were owned by various investors.

     As of March 1, 1995, Comerica Bank held, as beneficial owner, an aggregate of 307,424 shares of the Company's Common Stock, which includes 6,948 shares which may be acquired on the conversion of debentures, in various fiduciary capacities, including 28,890 shares as Trustee of the Company's Pension Plan.

     As of December 31, 1994, Dimensional Fund Advisors, Inc., a registered investment advisor, was deemed to have beneficial ownership of 338,650 shares of the Company's Common Stock held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such shares.

     The shareholdings reported above exclude the beneficial interest of the executive officers of the Company in 200,505 shares of Common Stock held in the Company's pension and profit sharing plans.


STOCK OWNERSHIP REPORTS

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding 10% or more of its Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "S.E.C."). The Company is required to report in this proxy statement any late filings of reports of stock transactions in fiscal 1994, and any known failure to file a required report. Based on written representations of its directors and executive officers and its 10% shareholders, and copies of reports that have been filed with the S.E.C., the Company believes that all such persons complied with the filing requirements for all transactions in fiscal 1994.

                            ELECTION OF DIRECTORS

     The Company's by-laws provide for a Board of Directors consisting of not less than three members as determined by the Board. The directors are divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting are elected for a three-year term. Directors are elected by a plurality of the votes cast. A proxy which withholds authority from voting for one or more or all nominees is considered a vote against such nominee or nominees.

     The directors whose term of office expires at the 1995 Annual Meeting of Shareholders are Frank Couzens, Jr., Kathleen McCree Lewis, Michael T. Monahan, Richard Z. Rosenfeld, and James L. Wolohan (Class III Directors). The Board of Directors has determined that the number of directors shall be twelve, which is one less than the present number, and has nominated Ms. Lewis, Mr. Monahan, Richard Z. Rosenfeld, and Mr. Wolohan, each of whom is currently a director, as Class III Directors, to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified. Mr. Couzens is not eligible for re-election under the Company's retirement policy for directors. The terms of office of the Class I and Class II Directors will expire at the annual meetings of shareholders in 1996 and 1997, respectively.

     It is intended that each proxy given pursuant to this solicitation will be voted in favor of election of each of the four director nominees named, unless the shareholder withholds authority to vote for any one or more or all nominees in the manner indicated on the proxy.

     Management has no reason to believe that any nominee will be unable to serve; but if any should be unable to serve, the persons named in the enclosed proxy will vote for a substitute nominee or nominees, and/or for fewer nominees, according to their judgment.

     Proxies cannot be voted for more than four nominees.

     The following information is furnished with respect to the members of the Board of Directors and nominees:

                               Principal Occupation                    First                Current
                                  and Positions                        Became                Term
Name                             with the Company              Age    Director      Class   Expires
- - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Herbert S. Amster (4)          Management consultant;          60       1967          I      1996
                               formerly Chairman of
                               the Board and Chief
                               Executive Officer,
                               Irwin Magnetic Systems,
                               Inc., computer periph-
                               eral development and
                               manufacturing company,
                               Ann Arbor, Michigan

Frank Couzens, Jr. (3)         Retired; formerly               71       1957        III      1995
                               Executive Vice
                               President,
                               Manufacturers Bank,
                               N.A., Detroit, Michigan

James B. Fowler (1)            President, Jacobson             47       1988          I      1996
                               Stores Inc.

Paul W. Gilbert (1)            Vice Chairman of the            50       1988         II      1997
                               Board, Jacobson Stores
                               Inc.

                               Principal Occupation                      First              Current
                                  and Positions                          Became               Term
Name                             with the Company              Age      Director     Class   Expires
- - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Herman S. Kohlmeyer,           Senior Vice President-          62       1971          I        1996
  Jr.                          Investments, Prudential
                               Securities, Inc.,
                               New Orleans, Louisiana

Kathleen McCree Lewis (2)      Attorney; member,               47       1993        III        1995
                               Dykema Gossett PLLC,
                               Detroit, Michigan

Patricia Shontz Longe (4)      Economist; Senior               61       1973         II        1997
                               partner, The Longe
                               Company, economic con-
                               sulting and investment
                               company, Naples, Florida

Michael T. Monahan (2,4)       President and Chief             56       1990        III        1995
                               Operating Officer,
                               Comerica Bank,
                               Detroit, Michigan

Philip H. Power (4)            Chairman of the Board,          56       1985         II        1997
                               Suburban Communications
                               Corporation, newspaper
                               publisher, Livonia,
                               Michigan

Mark K. Rosenfeld (1,4)        Chairman of the Board           49       1976          I        1996
                               and Chief Executive
                               Officer, Jacobson
                               Stores Inc.

Richard Z. Rosenfeld (1,2,4)   Attorney, Rosenfeld,            63       1957        III        1995
                               Grover & Frang, P.C.,
                               Jackson, Michigan;
                               Secretary, Jacobson
                               Stores Inc.

Robert L. Rosenfeld            Program Manager,                57       1967         II        1997
                               Advanced Research
                               Projects Agency,
                               U.S. Department of
                               Defense, Arlington,
                               Virginia

James L. Wolohan (2)           President and Chief             43       1993        III        1995
                               Executive Officer,
                               Wolohan Lumber Co.,
                               Saginaw, Michigan

(1)   Members of Executive Committee.
(2) Class III Directors, whose current term expires at the 1995 Annual Meeting; nominated to serve until 1998.
(3) Class III Director, whose current term expires at the 1995 Annual Meeting; not eligible for re-election.
(4)   See information on page 6 under the caption "Certain
      Relationships and Related Transactions."

     Mr. Amster was formerly a Vice President of the Company. He was Chairman of the Board and Chief Executive Officer of Irwin Magnetic Systems, Inc., 1985-1989; Senior Vice President Corporate Development, and a director, of Cipher Data Products Incorporated, 1989-1990; and Senior Vice President Corporate Development, Archive Corporation, 1990. He is now an independent management consultant. He is a director of TriMas Corporation and First of America Bank-Michigan.

     Mr. Couzens was Executive Vice President of Manufacturers Bank, N.A. (now Comerica Bank) from 1977 until his retirement in 1989. He was President of the Center for Creative Studies from 1993-1994. He is a director of Wilson, Kemp & Associates, a subsidiary of Comerica Incorporated.

     Mr. Fowler has held merchandising positions with the Company since 1972, was Vice President-Divisional Merchandise Manager, 1984-1987, Executive Vice President-Marketing, 1987-1993, and has been President since 1993.

     Mr. Gilbert was Vice President and Controller of the Company, 1976-1984, Senior Vice President and Chief Financial Officer, 1984-1988, Executive Vice President and Chief Financial Officer, 1988-1993, Treasurer, 1991-1993, and has been Vice Chairman of the Board since 1993.

     Mr. Kohlmeyer was First Vice President of Thomson McKinnon Securities, Inc., 1981-1987, and has been Senior Vice President-Investments of Prudential Securities, Inc. since 1988.

     Ms. Lewis has been a member of Dykema Gossett PLLC and its predecessor since 1973.

     Dr. Longe was Professor of Business Administration in the Graduate School of Business Administration of the University of Michigan for more than five years prior to 1986. She has been senior partner of The Longe Company, an economic consulting and investment company, of Naples, Florida, since 1981. She is a director of The Detroit Edison Company, The Kroger Company, Comerica Incorporated, Comerica Bank & Trust, F.S.B. (Florida), and The Warner-Lambert Company.

     Mr. Monahan was an executive officer of Manufacturers Bank, N.A. for more than five years, and was President and Chief Operating Officer, 1989-1992. Following the merger of Comerica Incorporated and Manufacturers National Corporation in 1992, he has been President and Chief Operating Officer, and a director, of Comerica Bank. In addition, he has been President and a director of Comerica Incorporated since 1993.

     Mr. Power founded Suburban Communications Corporation, a publisher of newspapers, in 1974, and has been its Chairman of the Board since that date. He is a director of Daedalus Enterprises, Inc., and a Regent of the University of Michigan.

     Mark K. Rosenfeld has been an executive officer of the Company since 1976, was President, 1982-1993, Chief Operating Officer, 1987-1992, and has been Chief Executive Officer since 1992 and Chairman of the Board since 1993. He is a director of TCF Financial Corporation and a director of Great Lakes Bancorp, a subsidiary of TCF Financial Corporation.

     Richard Z. Rosenfeld has been a member of Rosenfeld, Grover & Frang, P.C. since 1981, and Secretary of Jacobson Stores Inc. since 1964.

     Robert L. Rosenfeld held various engineering and administrative positions with Consumers Power Company, a public utility, from 1970-1984; was Principal Engineer with Technical Analysis Corporation, technical consultants, 1984-1985; and has been Program Manager, Advanced Research Projects Agency (formerly Defense Advanced Research Projects Agency) since 1985.

     Mr. Wolohan has held executive positions with Wolohan Lumber Co. for more than ten years. He was Vice President and General Merchandise Manager, 1984-1986, President and Chief Operating Officer, 1986-1987, has been President and Chief Executive Officer since 1987, and has also been Chairman of the Board since 1994.

     Robert L. and Mark K. Rosenfeld are brothers. Richard Z. Rosenfeld is their first cousin.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and its subsidiaries have business relationships and transactions in the ordinary course of business with the following entities, of which the directors of the Company named below are officers or directors. The Company considers that the terms of all transactions referred to are comparable to those which would have been reached with unaffiliated parties.

     During the fiscal year ended January 28, 1995, the Company paid Kurt Gaum, Inc., of which Mark K. Rosenfeld is a 50% owner, a director, Vice President and Treasurer, $101,000 for merchandise for resale.

     The Company and its subsidiaries regularly deposit money with and borrow money from various banks, including Comerica Bank and First of America Bank-Michigan. Michael T. Monahan is President and Chief Operating Officer and a director of Comerica Bank, and President and a director of Comerica Incorporated. Patricia Shontz Longe is a director of Comerica Incorporated, the holding company which operates Comerica Bank. Herbert S. Amster is a director of First of America Bank-Michigan. Information on the Company's banking relationships with Comerica Bank and First of America Bank-Michigan in fiscal 1994 are reported on page 11 under the caption "Compensation Committee Interlocks and Insider Participation."

     The Company regularly advertises in various newspapers and other periodicals, including newspapers published by Suburban Communications Corporation, of which Philip H. Power is Chairman of the Board. Information on the Company's fiscal 1994 advertising in newspapers published by Suburban Communications Corporation is reported on page 11 under the caption "Compensation Committee Interlocks and Insider Participation."

     The Company retains Rosenfeld, Grover & Frang, P.C., of which Richard Z. Rosenfeld is a member, as its primary legal counsel. Information on the fees paid by the Company to that law firm is set forth immediately below under the caption "Compensation of Directors."


COMPENSATION OF DIRECTORS

     The Company compensates its directors at the rate of $9,000 per year ($12,000 for committee chair) plus $750 for each Board meeting attended and each directors' committee meeting attended; except that no director fees are paid to any director who is a full-time employee of the Company (Mark K. Rosenfeld, Mr. Gilbert, and Mr. Fowler) or counsel for the Company (Richard Z. Rosenfeld). Directors are eligible to defer director fees, with interest thereon, until after termination of service as a director of the Company.

     Under the Company's Stock Option Plan of 1994, non-statutory stock options were granted in 1994 to the following directors who are not full-time employees of the Company, at $14-3/8, which was the fair market value on the date of grant:

         Name                               Options
- - - - - - - - - - - - -                     - - - -
Herbert S. Amster                              500 sh.
Frank Couzens, Jr.                             500
Herman S. Kohlmeyer, Jr.                       500
Kathleen McCree Lewis                          500
Patricia Shontz Longe                          500
Michael T. Monahan                             500
Philip H. Power                                500
Richard Z. Rosenfeld                         1,000
Robert L. Rosenfeld                            500
James L. Wolohan                               500

     The term of each director option is five years. No director options have been exercised.

     The Company retains Rosenfeld, Grover & Frang, P.C., of which Richard Z. Rosenfeld is a member, as its primary legal counsel. During the year ended January 28, 1995, the Company paid that law firm $98,000 for legal services and reimbursed $7,000 in disbursements.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held six meetings during the year ended January 28, 1995.

     There are five permanent committees of the Board of Directors: Executive Committee, Audit Committee, Organization and Compensation Committee, Nominating Committee, and Retirement Plans Committee.

     The Audit Committee consists of Directors Longe (Chair), Couzens, Lewis, Power, and Robert L. Rosenfeld. It met twice during the year. The Audit Committee reviews the Company's accounting policies and reporting practices, internal controls, and security procedures; reviews and evaluates the scope and results of the audits completed by the Company's internal auditor; recommends to the Board, subject to shareholder approval, the selection of independent public accountants; reviews the quality standards maintained in their audit of the Company's financial statements; and evaluates their independence and professional competence, as well as the scope and results of their audit.

     The Organization and Compensation Committee consists of Directors Amster (Chair), Kohlmeyer, Longe, Monahan, Power, and Wolohan, and Mark K. Rosenfeld (non-voting). It met three times during the year. It reviews the development of corporate management and succession, reviews salaries and bonuses of officers and other key managerial employees, reviews the Company's employee benefit plans and policies, administers the Company's Deferred Compensation Plan, and serves as the employee option committee under the Company's Stock Option Plan of 1994.

     The Nominating Committee consists of Directors Couzens (Chair), Lewis, Monahan and Mark K. Rosenfeld. It met once during the year. It considers nominees for directorship in the Company. The Company's Restated Articles of Incorporation contain procedures to be followed by any shareholder who intends to nominate a candidate for the Board of Directors. A written notice should be delivered to the Secretary of the Company not less than 120 days before the anniversary date of the Company's proxy statement for the previous year's annual meeting of shareholders. The notice should set forth the name, age, business address and residence address of each nominee proposed; the principal occupation or employment of each nominee; the number of shares of stock of the Company which are beneficially owned by each nominee; a statement that the nominee is willing to be nominated; and such other information concerning each nominee as is required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees. Any nomination not made in accordance with this procedure will be void.

     The Retirement Plans Committee consists of Directors Robert L. Rosenfeld (Chair), Amster, Fowler, Mark K. Rosenfeld, and Wolohan. It met three times during the year. It expects to meet at least annually with the fund managers of the Company's funded employee benefit plans, and other consultants to the plans, to review investment performance and objectives.

     During the year, every director attended at least 75% of the meetings of the Board and any committees on which the director served.



                            EXECUTIVE COMPENSATION

     The following table and footnotes summarize the compensation for the last three fiscal years of each of the Company's five most highly compensated executive officers in fiscal 1994:

                          SUMMARY COMPENSATION TABLE

                                                                  Long Term Compensation
                                                            - - - - - - - - - - - - - - - - - -
                                  Annual Compensation               Awards            Payouts
                              - - - - - - - - - - - - - -   - - - - - - - - - - - -  - - - - -
                                               Other                                 Long Term
                                               Annual       Restricted  Securities   Incentive All Other
                                              Compensa-        Stock    Underlying     Plan     Compen-
     Name and                  Salary   Bonus sation (1)     Awards(s)   Options      Payouts   sation (2)
Principal Position      Year    ($)      ($)     ($)            ($)        (#)          ($)       ($)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Mark K. Rosenfeld       1994  $310,000   $0       -             $0        5,000 sh     $0        $2,979
Chairman of the Board   1993   280,000    0       -              0            0         0         3,435
  and Chief Executive   1992   265,000    0       -              0        3,500         0         1,581
  Officer

Paul W. Gilbert         1994   210,000    0       -              0        3,000         0         1,463
Vice Chairman of the    1993   180,000    0       -              0            0         0         1,429
  Board                 1992   165,000    0       -              0        3,000         0         1,269

James B. Fowler         1994   210,000    0       -              0        3,000         0         1,382
President               1993   180,000    0       -              0            0         0         1,340
                        1992   165,000    0       -              0        3,000         0         1,179

George P. Kelly (3)     1994   195,000    0       -              0        2,500         0             0
Senior Vice President-
  General Merchandise
  Manager

Robert L. Moles         1994   126,000    0       -              0        1,500         0           737
Senior Vice President-  1993   120,000    0       -              0            0         0           645
  Stores                1992   108,000    0       -              0        1,500         0           555

(1) The only types of other annual compensation for each of the named executive officers were in the form of perquisites in amounts less than the level required for reporting.

(2) The amounts shown as other compensation include, for 1994, 1993 and 1992, respectively: (a) Company contributions to the Jacobson's Retirement Savings & Profit Sharing Plan (401(k) plan) (Mr. Rosenfeld, $978, $1,472 and $1,314; Mr. Gilbert, $956, $961 and $841; Mr. Fowler, $956, $963 and
     $843; and Mr. Moles, $737, $645 and $555); (b) the taxable economic benefit, or portion of the premium paid by the Company that is attributable to term life insurance coverage under split-dollar life insurance agreements (Mr. Rosenfeld, $301, $283 and $267; Mr. Gilbert, $507, $468 and $428; and Mr. Fowler, $426, $377 and $336); and (c) the
     dollar value of the benefit of the remainder of premiums paid by the Company for split-dollar life insurance policies, projected on an actuarial basis (Mr. Rosenfeld, $1,700, $1,680 and $0).

(3)  Mr. Kelly was first employed by the Company in fiscal 1994.

OPTIONS

     The table below reports options granted during the last fiscal year to each of the five most highly compensated executive officers of the Company. The Company has not granted any stock appreciation rights (SARs).

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR


                            Individual Grants
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -               Potential
                      Number of      % of Total                                    Realizable Value at
                      Securities    Options/SARs                                     Assumed Annual
                      Underlying     Granted to                                    Rates of Stock Price
                     Options/SARs    Employees        Exercise                        Appreciation
                       Granted       in Fiscal      or Base Price    Expiration      for Option Term
      Name               (#)           Year            ($/sh)           Date        5%($)       10%($)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Mark K. Rosenfeld       5,000         15.75          $ 14.375       May 25, 2004   $ 45,202    $114,550
Paul W. Gilbert         3,000          9.45            14.375       May 25, 2004     27,121      68,730
James B. Fowler         3,000          9.45            14.375       May 25, 2004     27,121      68,730
George P. Kelly         2,500          7.87            14.375       May 25, 2004     22,601      57,275
Robert L. Moles         1,500          4.72            14.375       May 25, 2004     13,561      34,365

     Each option referred to in the foregoing table is a non-statutory option, has a term of ten years, and vests at the rate of 25% per year, commencing on the date of grant. The exercise price is not less than the market value of the Company's Common Stock on the date of grant.

     The table below reports options exercised in the last fiscal year by each of the five most highly compensated executive officers of the Company, and the number and fiscal year-end value of options held by each such executive officer.


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES

                                                      Number of Securities         Value of Unexercised
                                                     Underlying Unexercised      In-The-Money Options/SARs
                   Shares Acquired     Value     Options/SARs at Fiscal Year-end  at Fiscal Year-end (1)
                     on Exercise    Realized (1)               (#)                          ($)
     Name                (#)            ($)         Exercisable/Unexercisable    Exercisable/Unexercisable
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Mark K. Rosenfeld        0            $ 0                 3,500/5,000 sh.                 $ 0/0
Paul W. Gilbert          0              0                 3,000/3,000                       0/0
James B. Fowler          0              0                 3,000/3,000                       0/0
George P. Kelly          0              0                     0/2,500                       0/0
Robert L. Moles          0              0                 1,500/1,500                       0/0

(1) Market value of underlying securities at exercise or fiscal year-end, minus the exercise or base price.


LONG-TERM INCENTIVE PLANS

     The Company does not have a long-term incentive plan.

PENSION PLAN

     The following table summarizes benefits under the Company's pension plan:

                                                 Years of Service
                  Average           - - - - - - - - - - - - - - - - - - - - - -
                Remuneration           15          20          25          30
                - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                  $125,000          $18,850     $25,100     $31,350     $37,600
                   150,000           22,600      30,100      37,600      45,100
                   175,000           26,350      35,100      43,850      52,600
                   200,000           30,100      40,100      50,100      60,100
                   225,000           33,850      45,100      56,350      67,600
                   250,000           37,600      50,100      62,600      75,100
                   300,000           45,100      60,100      75,100      90,100
                   350,000           52,600      70,100      87,600     105,100

     The Plan recognizes a maximum of 30 years credited service.

     Benefits under the plan are based on an employee's cash compensation, including contributions to the Company's 401(k) plan, but excluding deferred compensation and compensation which exceeds the applicable limitation under the Internal Revenue Code. Benefits are computed on the basis of total compensation for the 30 calendar years during which an employee's compensation was highest, or the entire period of employment if less than 30 years. Benefits are paid as a monthly annuity, and are not subject to deduction for social security or other offset amounts.

     For each of the five most highly compensated executive officers, all of their salary reported in the Summary Compensation Table, and the Company's contributions on their behalf to the 401(k) plan, are eligible for consideration in computing their benefits under the pension plan, subject to the applicable limitation under the Internal Revenue Code. That limitation was $150,000, $235,840, and $228,860 for 1994, 1993 and 1992, respectively.

     The years of credited service of the five most highly compensated executive officers are:

                                                    Years of Service
                                                    - - - - - - - - -
                        Mark K. Rosenfeld                23 years
                        Paul W. Gilbert                  20 years
                        James B. Fowler                  23 years
                        George P. Kelly                   1 year
                        Robert L. Moles                  29 years

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     The Company's employment agreement with Mark K. Rosenfeld is for a term of five years commencing February 1, 1994 at an annual salary of $310,000. The Agreement authorizes the Board of Directors to defer payment of any part of the salary and interest thereon until after his retirement or death. None of Mr. Rosenfeld's salary for the year ended January 1995 was deferred. The agreement provides that in the event of Mr. Rosenfeld's death or permanent incapacity during the term of the agreement, his salary will continue until January 31, 1997 at the rate in effect immediately prior to his death or incapacity, and after January 31, 1997 at one-half such rate for the balance of the term of the agreement or one year, whichever is greater. Disability benefits may also be available under insurance maintained by the Company, and medical and hospitalization insurance is to be continued in effect. If the Company terminates employment without good cause before the expiration of the term, Mr. Rosenfeld's salary will continue, at the rate in effect immediately prior to termination, for the balance of the term or one year, whichever is greater; and commencing one year after termination the Company's continuing salary obligation, if any, will be reduced by the amount of any salary, consulting fees, or other compensation or remuneration for services thereafter received by him with respect to any remaining part of the period covered by the Company's obligation. The agreement also provides for not less than two years' salary continuation in case of termination of employment, substantial change in responsibilities without his consent, or relocation without his consent, within two years after a change in control of the Company.

     The Company's employment agreements with Mr. Gilbert and Mr. Fowler are each for a term of three years commencing February 1, 1994. Commencing February 1, 1995, the agreements provide for an annual salary of $220,000 for Mr. Gilbert and $210,000 for Mr. Fowler. Each agreement provides that if employment is terminated due to death, the Company shall have no obligation to pay salary for the period after the date of death. Each agreement provides that if employment is terminated due to permanent incapacity, the Company shall continue to pay salary until January 31, 1995 at the annual rate in effect immediately prior to incapacity, and from February 1, 1995 through January 31, 1997, at one-half such annual rate. Disability benefits may also be available under insurance maintained by the Company, and medical and hospitalization insurance is to be continued in effect. Each agreement provides for salary continuation if the Company terminates employment without good cause before the expiration of the term, on substantially the same terms as the agreement with Mark K. Rosenfeld; and also provides for not less than two years' salary continuation in case of termination of employment, substantial change in responsibilities without consent, or relocation without consent, within two years after a change in control of the Company.

     The Company's employment agreement with Mr. Kelly is for a term of one year commencing January 29, 1995, and continuing from month to month, at an annual salary of $200,000. The agreement provides for six months salary continuation if the Company terminates employment within two years after a change in control of the Company.

     The Company's employment agreement with Mr. Moles is for a term of one year commencing January 29, 1995, and continuing from month to month, at an annual salary of $130,000. The agreement provides for two years' salary continuation if the Company terminates employment within two years after a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Company's Board of Directors consists of Directors Amster (Chair), Kohlmeyer, Longe, Monahan, Power, and Wolohan, and Mark K. Rosenfeld (non-voting). Mr. Amster was a Vice President of the Company prior to 1974.

     No executive officer of the Company serves as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers also serves as a director of the Company.

     Mr. Amster is a director of First of America Bank-Michigan. During its last fiscal year, the company and its subsidiaries paid $1,544,000 interest to said bank at rates ranging from 6.44% to 7.00%. At January 28, 1995, the total unpaid principal balance of all borrowings of the Company and its subsidiaries from said Bank was $22,033,000.

     Mr. Monahan is President and Chief Operating Officer and a director of Comerica Bank and President and a director of Comerica Incorporated, and Dr. Longe is a director of Comerica Incorporated, the holding company which operates Comerica Bank. During its last fiscal year, the Company and its subsidiaries borrowed $18,615,000 from Comerica Bank, paid $1,987,000 interest to said Bank at rates ranging from 5.38% to 7.73%, paid $5,000 agent fees to said Bank pursuant to various loan agreements, and paid $772,000 rent to a subsidiary of said Bank for leased computer equipment and software. At January 28, 1995, the total unpaid principal balance of all borrowings of the Company and its subsidiaries from said Bank, and total rental to be paid under the equipment lease, was $32,383,000.

     Comerica Bank is also a depository of funds of the Company and its subsidiaries; trustee under an indenture relating to indebtedness of one of the Company's subsidiaries; and trustee of the Company's Pension Plan, which holds 28,890 shares of the Company's Common Stock. The Company paid approximately $136,000 in fees for such services in fiscal 1994.

     Mr. Power is Chairman of the Board of Suburban Communications Corporation, in whose newspapers the Company regularly advertises. During its last fiscal year, the Company paid newspapers published by Suburban Communications Corporation $86,000 for advertising space.


ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") provides general oversight for the compensation and benefit policies of the Company, reviews the total compensation levels of Company officers, considers the Chairman of the Board and Chief Executive Officer's recommendations for officer promotions and compensation, and evaluates the performance and makes recommendations to the Board of Directors as to the compensation of all of the Company's executive officers (including the five most highly compensated). The Committee also serves as the employee option committee under the Company's Stock Option Plan.

     The Committee uses a number of resources to assist the Committee in making informed decisions regarding compensation. The Committee utilizes Company research on industry practices and financial performance, including those of companies included in the Company's peer group index, as support to the Committee in fulfilling its responsibilities. In addition, the Company and the Committee from time to time consult with independent compensation consultants.

     The Company seeks to provide executive compensation that will support achievement of the Company's goals while attracting and retaining talented executives and rewarding superior performance. The Company implements this policy through salaries, bonuses, stock options, and employment agreements, and benefit plans which are generally available to all Company employees.

     BASE SALARY. The Company's practice is to set base salary levels for the Company's executive officers which generally are competitive in relation to the salary levels of executive officers in other companies of comparable size within the retail industry, taking into consideration the position's complexity, responsibility, working environment, and need for special expertise. Increases in base salary are determined by merit as measured by the executive's individual performance and position in the salary range, and by developments within the industry.

     BONUSES. The Company has a bonus plan to compensate its executive officers for achieving the Company's earnings target set near the beginning of each fiscal year and for their individual performance during the year. Bonuses are intended to make a significant portion of each executive officer's compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase shareholder value, and work as a team. Bonuses are also intended to recognize the executive officer's individual contributions to the Company.

     For the fiscal year ended January 28, 1995, the Jacobson Stores Inc. 1994 Management Incentive Plan (the "1994 Plan") covered all the executive officers of the Company. Pursuant to the 1994 Plan, a bonus pool was established for each executive officer equal to 15% to 35% of the executive officer's 1994 base salary if 100% of the corporate and individual performance targets were reached. The bonus pool was to be reduced prorata for performance less than the target and eliminated entirely if certain minimum performance thresholds were not met, or increased to a maximum of 22.5% to 52.5% of base salary if 125% of the targets were achieved.

     A portion of any bonuses for the Chairman and Chief Executive Officer, the Vice Chairman, and the President was to be determined at the discretion of the Board of Directors after considering recommendations of the Committee.

     In 1994, the performance thresholds were not met and no bonuses were paid.

     STOCK OPTIONS. The Company's practice is to award stock options to the Company's executive officers in amounts reflecting the executive officer's position and ability to influence the Company's overall performance. The Committee has not considered previously issued option grants in making stock option grants for executive officers for any particular year. Options are intended to provide executives with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of the executive officers with the interests of the shareholders of the Company, and to attract and retain qualified employees.

     Stock options granted in fiscal 1994 have a term of ten years, and vest at the rate of 25% per year for four years, to provide a long-term incentive. The exercise price was set at not less than the fair market value of the underlying shares at the date of grant. Such options only provide compensation if the Company's stock price increases.

     EMPLOYMENT AGREEMENTS. The Company's practice is to have written employment agreements with all officers and store general managers, to provide them with specified periods of employment, salaries, fringe benefits and severance benefits. These agreements are intended to permit executives to focus their attention on performing their duties to the Company, rather than on the security of their employment. The employment agreements with each of the Company's five most highly compensated executive officers are summarized on page 10 of this proxy statement.

     PERFORMANCE EVALUATION OF MARK K. ROSENFELD. Factors used by the Committee in evaluating Mark K. Rosenfeld's performance as Chairman of the Board and Chief Executive Officer included the Company's 1994 financial performance, management succession planning, strategic planning, organizational development, investor relations, formulation of major corporate policies, keeping the Board fully informed on the condition of the Company, maintaining sound corporate governance policies, and working with the directors to effectively use their talents to the best strategic advantage to the Company. Mr. Rosenfeld's base salary for 1995 was set at $310,000.


                                  ORGANIZATION AND COMPENSATION COMMITTEE

                                           Herbert S. Amster, Chairman
                                           Herman S. Kohlmeyer, Jr.
                                           Patricia Shontz Longe
                                           Michael T. Monahan
                                           Philip H. Power
                                           James L. Wolohan
                                           Mark K. Rosenfeld (non-voting)



PERFORMANCE GRAPH

     The following graph compares the Company's cumulative shareholder return on its Common Stock for the last five fiscal years with the cumulative total return of retailers in a peer group index, and with the cumulative total return of companies included in the Total Return Index for the NASDAQ Stock Market (U.S. Companies), a broad equity market index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG JACOBSON STORES INC.,
NASDAQ STOCK MARKET (U.S. COMPANIES), AND THE PEER GROUP INDEX (*Assumes $100 invested on January 27, 1990 in Jacobson Common Stock, NASDAQ stocks (U.S.
Companies), and an Index comprised of Peer Group Companies. Total return assumes reinvestment of dividends.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                        1-27-90     1-26-91     1-25-92     1-30-93     1-29-94    1-28-95
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Jacobson's                100          62          87          67          66          57
NASDAQ Market             100          97         157         176         200         193
Peer Group                100         102         132         158         152         145
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


A paper copy of the Performance Graph as contained in the Company's definitive proxy statement has been submitted to the Securities and Exchange Commission under separate cover.

     The peer group comprises ten retail companies offering mainly apparel and accessories, five of which are members of the same buying office as the Company. The members of the peer group are as follows: Crowley, Milner & Co.; Dayton Hudson Corporation; Dillard Department Stores, Inc.; Gantos, Inc.; Gottschalks Inc.; Lamonts Apparel, Inc.; The May Department Stores Company; Nordstrom, Inc.; Proffitt's, Inc.; and Strawbridge & Clothier. The shareholder returns for each of these companies have been weighted according to each company's stock market capitalization at the beginning of each period.


                           APPOINTMENT OF AUDITORS

     Arthur Andersen LLP, independent certified public accountants, have been auditors for Jacobson Stores Inc. and its subsidiaries since 1960. One or more representatives of that firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they want to do so, and will be available to respond to appropriate questions.

     The Board of Directors has nominated Arthur Andersen LLP as the auditors of Jacobson Stores Inc. and its subsidiary corporations for the fiscal year ending January 27, 1996. The following resolution will be offered at the meeting:

           "RESOLVED, that Arthur Andersen LLP, independent certified public accountants, be appointed auditors of Jacobson Stores Inc. and its subsidiary corporations for the fiscal year ending January 27, 1996."

     The Board of Directors recommends a vote FOR the resolution.


                                OTHER MATTERS

     Shareholders will be asked to approve the minutes of the 1994 Annual Meeting. The approval of minutes is not considered to be approval of the actions taken at the previous meeting.

     Management does not know of any other matter to be brought before the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote according to their judgment.

     In all matters other than the election of directors, approval is given by a majority of the votes cast, and abstentions have no effect. Votes in all matters will be counted by officers of the Company.


COST OF SOLICITATION

     The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone by a few employees of the Company; and brokers, banks and others known by the Company to hold Common Stock for other beneficial owners will be requested to forward proxies and proxy soliciting material to the beneficial owners and will be reimbursed for their expenses.

PROPOSALS FOR 1996 ANNUAL MEETING

     Any shareholder's proposal intended to be presented at the 1996 Annual Meeting must be in writing, must comply with the requirements of the Securities and Exchange Commission, should be addressed to Secretary, Jacobson Stores Inc., 3333 Sargent Road, Jackson, Michigan 49201, and must be received by the Company at that address no later than December 12, 1995, in order to be included in the Company's proxy material for that meeting.


                                      By order of the Board of Directors,

                                      RICHARD Z. ROSENFELD, Secretary


Jackson, Michigan, April 11, 1995.

[ Form of Proxy -- Side 1 ]

PROXY                                                 COMMON STOCK


                            JACOBSON STORES INC.
             1995 Annual Meeting of Shareholders - May 25, 1995




The undersigned appoint(s) MARK K. ROSENFELD and FRANK COUZENS, JR. as proxies, each with power of substitution, and authorize(s) them to represent and vote as indicated below all shares of Common Stock of Jacobson Stores Inc. held of record by the undersigned on March 27, 1995, at the 1995 Annual Meeting of Shareholders, to be held May 25, 1995, and at any adjournments thereof.

1. ELECTION OF DIRECTORS:

        [ ]  FOR all nominees      [ ]  WITHHOLD AUTHORITY
               listed below               to vote for the nominees
                                          listed on the blank line
                                          below

   Class III Directors, to serve until the 1998 Annual Meeting of
   Shareholders:

           Kathleen McCree Lewis, Michael T. Monahan,
           Richard Z. Rosenfeld, and James L. Wolohan

   (To withhold authority to vote for any nominee(s), write that person's name(s) in the following space:)

                       _______________________________


2. APPOINTMENT OF AUDITORS:

   Proposal to appoint Arthur Andersen LLP as auditors for the fiscal year ending January 27, 1996.

          [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting or any adjournments thereof.



                (Continued and to be signed on reverse side)

[ Form of Proxy -- Side 2 ]


                       (Continued from the other side)


This proxy is solicited on behalf of the Company's Board of Directors. Properly executed proxies will be voted as specified. If no direction is given, proxies will be voted FOR items 1 and 2, and according to the judgment of the proxies on all other matters.

The undersigned acknowledge(s) receipt of the Notice of the 1995
Annual Meeting of Shareholders, the proxy statement for said meeting, and the Annual Report of Jacobson Stores Inc. to its shareholders for the year ended January 28, 1995.

Please sign below exactly as name(s) appear(s) below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership, please sign in the name of the shareholder, sign your name, and give your title. Unsigned or improperly signed proxies will not be counted.



                                     _______________________________
                                     Signature

                                     _______________________________
                                     Signature

                                     Dated:  ________________, 1995


                                     Please sign, date and return
                                     this proxy promptly in the
                                     enclosed envelope. This proxy
                                     will not be used if you attend
                                     the meeting in person and so
                                     request.